Exhibit 3.92

State of Delaware Secretary of State Division of Corporations Delivered 02:48 PM 06/13/2012 FILED 02:38 PM 06/13/2012 SRV 120734990 - 5169339 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is Ohio Valley Holdings, LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington. Zip code 19808. The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                     .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 13th day of June, 2012.

By:	/s/ Gini Dunn

Authorized Person (s)

Name:	Gini Dunn

State of Delaware Secretary of State Division of Corporations Delivered 05:37 PM 01/15/2013 FILED 05:25 PM 01/15/2013 SRV 130053029 - 5169339 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Ohio Valley Holdings, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows: First: The name of the limited liability company is Clarksville Holdings II, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 14th day of January, A.D. 2013.

By:	/s/ Robin Keck

Authorized Person(s)

Name:	Robin Keck
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